Exhibit 99.1

908 Devices Reports Second Quarter 2022 Financial Results and Reiterates 2022 Revenue Outlook

Q2 2022 revenue increases 34% over prior year, with gross margin of 60%

BOSTON, MA – August 9, 2022 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop mass spec devices for chemical and biomolecular analysis, today reported financial results for the quarter ended June 30, 2022.

“We are pleased with our first half 2022 performance, in which our revenue grew 40%, including desktop revenue growth of 52%. I am encouraged by the continued enthusiasm we are seeing across our end markets for real-time analysis at the point-of-need,” said Kevin J. Knopp, CEO and Co-founder. “Excitingly, we have acquired TRACE Analytics, providing us with on-line aseptic bioreactor sampling and biosensor technology. The TRACE Analytics team, their know-how, and their validated technology will help us take mass spec online and propel us toward our goal of building a connected and comprehensive bioanalytics platform.”

Recent Highlights

•	Revenue of $11.1 million for the second quarter of 2022, representing a 34% increase over the prior year period.

•	Expanded installed base to 2,142 devices with 124 devices placed during the second quarter.

•	Presented eleven posters and one oral presentation at the American Society for Mass Spectrometry (ASMS) conference, many with collaborators from industry and academia.

•	Held inaugural Discovery Day for investor community at the company’s Boston headquarters, providing an opportunity to meet team members, learn about the company’s technology, and get hands-on experience with their devices.

•	Named one of the 100 best workplaces for innovators by Fast Company magazine.

•	Acquired TRACE Analytics GmbH, a leading provider of online analysis systems for biotech applications, proven in mammalian cell culture and microbial fermentations at all levels of the bioprocess chain, from research and development to large scale production, with both single-use and reusable configurations.

Second Quarter 2022 Financial Results

Revenue was $11.1 million for the three months ended June 30, 2022, a 34% increase over the prior year period. This increase was primarily driven by product revenue from an increase in both handheld and desktop devices. Desktop revenue grew 39% year over year because of both increased device sales and increased recurring revenue.

The installed base grew to 2,142 placements with 124 devices placed in Q2 2022.

Gross profit was $6.6 million for the second quarter of 2022, compared to $4.4 million for the corresponding prior year period. Gross margin was 60%, as compared to 53% for the corresponding prior year period. The increase in gross margin was expected based upon the increased product revenue and volume leverage, offset in part by planned investments in personnel and expenses in calendar year 2021 and the first six months of 2022.

Operating expenses were $15.0 million for the second quarter of 2022, compared to $11.8 million for the corresponding prior year period. This increase was driven by headcount expansion across our business, an increase in stock-based compensation and an increase in marketing activities and travel expenses, offset in part by the $1.7 million provision to increase our allowance for bad debts during the second quarter of 2021.

Net loss was $8.1 million for the second quarter of 2022, compared to $7.4 million for the corresponding prior year period. Net loss per share was $0.26 for the second quarter of 2022, compared to a net loss per share of $0.27 for the corresponding prior year period.

Cash and cash equivalents were $213.0 million as of June 30, 2022. In addition, the Company had approximately $15.0 million of debt outstanding.

2022 Guidance

908 Devices continues to expect full year 2022 revenue to be in the range of $52 million to $55 million, representing 23% to 30% growth over full year 2021.

Webcast Information

908 Devices will host a conference call to discuss the second quarter 2022 financial results before market open on Tuesday, August 9, 2022 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is democratizing laboratory mass spectrometry with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic separations, software automation, and machine learning.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

Source: 908 Devices Inc.

908 DEVICES INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue:
Product and service revenue	$10,608	$7,915	$18,637	$13,272
License and contract revenue	498	362	775	548
Total revenue	11,106	8,277	19,412	13,820
Cost of revenue:
Product and service cost of revenue	4,361	3,846	8,402	6,406
License and contract cost of revenue	111	52	247	127
Total cost of revenue	4,472	3,898	8,649	6,533
Gross profit	6,634	4,379	10,763	7,287
Operating expenses:
Research and development	4,293	3,055	8,198	6,020
Selling, general and administrative	10,710	8,779	20,455	14,532
Total operating expenses	15,003	11,834	28,653	20,552
Loss from operations	(8,369)	(7,455)	(17,890)	(13,265)
Other income (expense), net	270	31	376	(254)
Net loss and comprehensive loss	$(8,099)	$(7,424)	$(17,514)	$(13,519)

Net loss per share attributable to common stockholders	$(0.26)	$(0.27)	$(0.56)	$(0.49)
Weighted average common shares outstanding	31,413,431	27,335,637	31,312,559	27,313,125

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$212,994	$224,073
Accounts receivable, net	11,098	16,375
Inventory	11,178	7,918
Prepaid expenses and other current assets	3,408	4,527
Total current assets	238,678	252,893
Operating lease, right-of-use assets	4,583	5,182
Property and equipment, net	2,419	1,603
Other long-term assets	1,315	1,228
Total assets	$246,995	$260,906
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,234	$1,371
Accrued expenses	5,957	6,961
Deferred revenue	6,841	5,160
Operating lease liabilities	1,402	1,344
Total current liabilities	15,434	14,836
Long-term debt	15,000	15,000
Operating lease liabilities, net of current portion	3,797	4,508
Deferred revenue, net of current portion	11,649	11,958
Total liabilities	45,880	46,302
Total stockholders' equity	201,115	214,604
Total liabilities and stockholders' equity	$246,995	$260,906